Exhibit 10.1

EXECUTION VERSION

INTERMEDIA OUTDOORS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of January 31, 2007 (the “Effective Date”), between InterMedia Outdoors, Inc., a Delaware corporation (the “Company”) and Jeffrey Paro (“Executive”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Section 14 below.

This Agreement supersedes in full any prior employment agreements or understandings between Executive and the Company or any of its Subsidiaries, Affiliates and predecessors.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. On the terms and conditions set forth in this Agreement, the Company shall employ Executive as Chief Executive Officer of the Company, and Executive hereby accepts such employment with the Company. During the Term, Executive shall also serve as a voting member of the Company’s Board of Directors (the “Board”). While employed by the Company, Executive shall report to the Board or, following a merger, acquisition of assets or other corporate transaction involving the Company or an Affiliate, in each case in excess of $100 million, to the Board or a delegate thereof.

2. Term. The term of employment shall commence on the Effective Date and continue until January 31, 2010, subject to the termination provisions set forth in Section 4 below (such employment term, the “Term”).

3. Compensation and Benefits.

a. Base Salary. In consideration of the performance of Executive’s obligations hereunder, the Company shall pay (or cause to be paid) to Executive during the Term an annual salary (the “Base Salary”) in the amount of Three Hundred and Fifty Thousand Dollars ($350,000), payable in regular installments pursuant to the Company’s normal payroll practices. Commencing on January 1, 2008, the Base Salary shall automatically increase by the greather of three percent (3%) and the percentage increase (if any) in the Consumer Price Index for All Urban Consumers for the prior calendar year, or such higher amount as may be determined by the Company, and such increased amount shall be treated as the Base Salary for all purposes hereunder.

b. Bonus. Until a new bonus arrangement is proposed by Executive and approved by the Board, the Executive shall be covered by a cash bonus arrangement that is substantially equivalent to the cash bonus arrangement covering Executive at Primedia, Inc.

immediately before the closing under the Asset Purchase Agreement dated as of December 6, 2006, between Primedia Specialty Group Inc., Primedia Enthusiast Publications, Inc., Primedia Special Interest Publications Inc., Primedia Inc. and InterMedia Outdoors, Inc. (the “Asset Purchase Agreement”)

c. Equity Incentive. As soon as possible after the Effective Date, InterMedia Outdoors Holdings, LLC (“Holdings LLC”) shall issue to Executive a one-time grant of Class E Common Units (“Profit Interests”) equivalent to 3% of the fully diluted membership units of Holdings LLC outstanding as of the issue date. The terms of all Profit Interests shall be subject to the InterMedia Outdoors Holdings, LLC 2007 Incentive Plan, and the terms of that Incentive Plan, including its Standard Terms and Conditions for Awards of Class E Common Units shall control in the event of a conflict with this Agreement. In addition, Executive shall be eligible to participate in the InterMedia Outdoors Holdings, LLC Executive Sale Bonus Plan, in accordance with the terms of that plan.

d. Benefits. During the Term, Executive shall be entitled to (i) four (4) weeks of paid vacation each year, and (ii) such other benefits as Executive may be eligible for pursuant to applicable benefit programs for key executive employees adopted by the Board from time to time.

4. Termination.

a. Executive’s employment by the Company shall terminate immediately upon (i) Executive’s resignation for no reason or for Good Reason, (ii) Executive’s death or Disability (as defined below), (iii) the termination of Executive’s employment by the Company for Cause, (iv) the end of the Term pursuant to Section 2 unless Executive and the Company have agreed to continue Executive’s employment, or (v) the termination of Executive’s employment by the Company other than for Cause (a termination described in this clause (v) being a termination by the Company “Without Cause”). Except as otherwise provided herein, any termination of Executive’s employment by the Company shall be effective as specified in a written notice from the party terminating Executive’s employment to the other party.

b.(i) If Executive’s employment is terminated (x) by the Company Without Cause, or (y) by Executive’s resignation for Good Reason, then Executive shall be entitled to (A) receive the then current Base Salary payable in regular installments pursuant to the Company’s normal payroll practices, for a period of 18 months following the Termination Date (the “Severance Period”), (B) a pro rata bonus for the calendar year in which the Termination Date occurs based on actual satisfaction of performance goals for such year (determined using a fraction, the numerator of which is the number of days in such year up to and including the Termination Date (or, for a Termination Date in 2007, the number of days from the Effective Date up to and including the Termination Date) and the denominator of which is 365), payable in a lump sum at the same time the annual bonuses for the year including the Termination Date are paid generally, and (C) payment for all accrued and unpaid Base Salary, accrued and unused vacation time through the Termination Date and all unreimbursed business expenses incurred through the Termination Date in accordance with the policies and procedures adopted by the Board for reimbursement of such expenses. In addition, during the Severance Period (or, if earlier, until Executive becomes eligible for comparable coverage under the group health plan of another employer), the Company shall continue to provide health benefits under COBRA at the Company’s sole cost for Executive and his family members who were enrolled in the Company’s group health plan immediately prior to the Termination Date.

(ii) If Executive’s employment is terminated at the end of the Term pursuant to Section 2 because the Company does not renew this Agreement, then Executive shall be entitled to (A) receive the then current Base Salary payable in regular installments pursuant to the Company’s normal payroll practices for a period of 3 months following the Termination Date, and (B) payment for all accrued and unpaid Base Salary, accrued and unused vacation time through the Termination Date and all unreimbursed business expenses incurred through the Termination Date in accordance with the policies and procedures adopted by the Board for reimbursement of such expenses. In addition, during such 3-month period (or, if earlier, until Executive becomes eligible for comparable coverage under the group health plan of another employer), the Company shall continue to provide health benefits under COBRA at the Company’s sole cost for Executive and his family members who were enrolled in the Company’s group health plan immediately prior to the Termination Date.

(iii) Notwithstanding anything to the contrary contained herein, any payments to be made by the Company to Executive pursuant to this Section 4(b) shall be paid to Executive only if Executive has executed and delivered to the Company a release of claims acceptable to the Company and such release has become effective, and only so long as Executive has not revoked or breached the provisions of the release or breached the provisions of Sections 5, 6 and 7 hereof and does not apply for unemployment compensation chargeable to the Company during the Severance Period (or, if Section 4(b)(ii) applies, the 3-month period specified therein), and Executive shall not be entitled to any other salary, compensation or benefits after the Termination Date, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

c. If Executive’s employment is terminated due to (i) Executive’s resignation (other than for Good Reason), (ii) Executive’s death or Disability, (iii) the termination of Executive’s employment by the Company for Cause or (iv) except as provided in Section 4(b)(ii) above, the end of the Term pursuant to Section 2, Executive shall be entitled to receive his accrued and unpaid Base Salary only through the Termination Date and shall not be entitled to any other salary, compensation or benefits from the Company thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

d. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Termination Date shall cease upon such Termination Date, other than those expressly required under applicable law.

e. For purposes of this Section 4, a “Disability” shall be deemed to have occurred upon the first of the following events: (A) if Executive, as a result of mental or physical condition, injury, sickness or incapacity, has become incapable of satisfactorily discharging his regular duties as Executive with or without reasonable accommodation for one hundred eighty consecutive days during any period of twelve consecutive months or (B) the adjudication that

Executive is incompetent or a disabled Person by a court of competent jurisdiction. In the event of any dispute regarding the existence of Executive’s Disability hereunder, the matter will be resolved by the determination of a majority of three physicians qualified to practice medicine in Executive’s state of primary residence, one to be selected by each of Executive and the Company and the third to be selected by the two designated physicians. For this purpose, Executive will submit to appropriate medical examinations by the doctors making the determination of the Disability and Executive hereby authorizes the disclosure and release to the Company and the doctors of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead for the purposes of submitting Executive to the examinations and providing the authorization of disclosure required under this Section 4(e).

5. Confidential Information. During Executive’s employment pursuant to this Agreement, and in his similar capacity while employed by Primedia Inc. prior to the closing of the Asset Purchase Agreement, Executive has been and will be given access to and become acquainted with the confidential business information, observations and data (including trade secrets) of the Company and/or any of its Subsidiaries or Affiliates in written, oral or graphic form, including, but not limited to, financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, present and proposed patent applications, trade secrets, information regarding customers and suppliers, strategic planning and systems, and contractual terms obtained by him while employed by the Company concerning the business or affairs of the Company and/or any of its Subsidiaries or Affiliates (collectively, the “Confidential Information”). Executive acknowledges that the Confidential Information has been created or acquired by the Company and/or any of its Subsidiaries and predecessors or Affiliates through expenditure of valuable resources and provides the Company and/or any of its Subsidiaries or Affiliates with competitive advantages over others in the market who do not have access to or use of such Confidential Information. Executive further acknowledges that the Confidential Information is the property of the Company and/or any its Subsidiaries or Affiliates. Executive agrees that he shall not disclose to any Person or use for his own purposes any Confidential Information or any confidential or proprietary information of other Persons in the possession of the Company (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the (i) Confidential Information or Third Party Information becomes generally known to and available for use by the public, other than as a result of Executive’s acts or omissions or (ii) the disclosure of such Confidential Information is required by law, in which case Executive shall give notice to and the opportunity to the Company to comment on the form of the disclosure and only the portion of Confidential Information that is required to be disclosed by law shall be disclosed. Executive shall deliver to the Company on the Termination Date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined in Section 6 below) or the business of the Company and/or any of its Subsidiaries or Affiliates which he may then possess or have under his control.

6. Intellectual Property, Inventions and Patents. Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, works of authorship, mask works and intellectual property (whether or not including any confidential information), all other proprietary information and all similar or related materials, documents, work product or information (whether or not patentable) which is: (a) conceived, developed, reduced to practice, or created by Executive (i) within the scope of Executive’s employment, (ii) on the time of the Company or any of its Subsidiaries or Affiliates, or (iii) with the aid, assistance, or use of any of the property, equipment, facilities, supplies, resources, or intellectual property of the Company or any of its Subsidiaries or Affiliates; (b) the result of any work, services, or duties performed by Executive for the Company or any of its Subsidiaries or Affiliates; (c) related to the industry or trade of the Company or any of its Subsidiaries or Affiliates; or (d) related to the current or demonstrably anticipated business, research, or development of the Company or any of its Subsidiaries or Affiliates while employed by the Company, whether before or after the date of this Agreement (collectively the “Work Product”), belong to the Company and/or any of its Subsidiaries or Affiliates. Executive shall promptly disclose such Work Product to the Board and hereby irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all rights, including, without limitation, intellectual property rights, therein on a worldwide basis to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not vest originally in the Company and waives any moral rights therein to the fullest extent permitted under applicable law. Executive shall, at the Company’s expense, perform all actions reasonably requested by the Board (whether during Executive’s employment or after the Termination Date) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments). Executive agrees that Executive will not use any Work Product for his personal benefit, the benefit of a competitor, or for the benefit of any Person other than the Company.

7. Non-Competition, Non-Solicitation and Non-Disparagement. In further consideration of the compensation to be paid to Executive hereunder, during the term of this Agreement and for a period of twelve (12) months following the Termination Date (the “Non-Compete Period”), Executive shall not, directly or indirectly through any other Person or contractual arrangement:

a. (i) Engage, anywhere in North America, in publishing and distribution of publications, operating websites, distributing television programs, operating television channels or networks, operating broadband networks, hosting events and conducting other similar activities relating to hunting, fishing and shooting or any other significant business engaged in by the Company during the Term (the “Business”), or perform management, executive or supervisory functions with respect to, owning, operating, joining, controlling, rendering financial assistance to, receiving any economic benefit from, exerting any influence upon, participating in or rendering services or advice to any business or Person that competes in whole or in part, with the Business; provided that the restrictions contained in this Section 7(a)(i) shall not prohibit Executive from (A) acquiring, directly or indirectly, less than 5% of the outstanding capital stock of any publicly traded company that competes with the Business or (B) working for an employer whose primary business does not compete with the Business so long as (x) Executive does not work for the subsidiary, business segment or division of the employer that competes with the Business and (y) Executive does not conduct the business of such employer in any way that is deliberately adverse to the Company or any of its Subsidiaries or Affiliates;

(ii) Solicit, recruit or hire any person who at any time within the 6 months prior to or after the date of this Agreement is a Company Group Employee or Company Independent Contractor; provided that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or Company Independent Contractors or (B) Executive from soliciting, recruiting or hiring any Company Group Employee or Company Independent Contractor who has ceased to be employed or retained by the Company or any of its Subsidiaries or Affiliates for at least 12 months prior to the date of such solicitation. For purposes of this Section 7, the term “Company Group Employees” means, collectively, officers, directors and employees of the Company or any of its Subsidiaries or Affiliates and the term “Company Independent Contractors” means any Person who has been employed as an independent contractor or agent of the Company or any of its Subsidiaries or Affiliates during the 24-month period prior to the Termination Date at any time; or

(iii) Approach or seek Business from any Supplier (as hereinafter defined), induce or encourage any Supplier to limit or reduce its business with the Company or any of its Subsidiaries or Affiliates, refer Business from any Supplier to any Person or be paid commissions based on Business sales received from any Supplier by any Person. For purposes of this Section 7(a)(iii), the term “Supplier” means any Person from which the Company received any product or service, or contemplated receiving any such product or service, during the 24-month period prior to the Termination Date.

b. Notwithstanding the foregoing, the covenants set forth in Section 7(a)(i) and Section 7(a)(iii) above shall not apply following the end of the Term if Executive’s employment terminates due to the end of the Term pursuant to Section 2.

c. Executive acknowledges that the covenants of Executive set forth in this Section 7 are an essential element of this Agreement and that any breach of any provision of this Section 7 will result in irreparable injury to the Company. Executive acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Company shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Executive has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7 are reasonable and proper to protect the legitimate interest of the Company.

d. Executive shall not, directly or indirectly through any other person, disparage the Company or any of its Subsidiaries or Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Company or any of its Subsidiaries or Affiliates with the public generally, or with any of their customers, suppliers or employees. The Company shall not, directly or indirectly through any other person, disparage the Executive in any way that could adversely affect the goodwill, reputation or business relationships of the Executive with the public generally, or with any of his customers, suppliers or employees.

8. Enforcement. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company would suffer irreparable harm from a breach of Section 5, 6 or 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 7, the Non-Compete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other Person that would be contravened by Executive’s performance of this Agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

10. Deductions and Withholdings From Payments on Behalf of Executive. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

11. Corporate Opportunity. While Executive is employed by the Company, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the Business in North America at any time during Executive’s employment by the Company (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

12. Survival. Sections 5 through 8 and 13 through 24 shall survive and continue in full force in accordance with their terms notwithstanding the termination of Executive’s employment.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent via e-mail or facsimile, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Jeffrey Paro

Chief Executive Officer

InterMedia Outdoors, Inc.

512 Seventh Avenue

New York, NY 10018

Email: Jeff.Paro@IMOutdoors.com

Notices to the Company:

InterMedia Outdoors, Inc.

c/o InterMedia Partners, L.P.

405 Lexington Avenue, 48th Floor

New York, New York 10174

Attention: Mark J. Coleman, Esq.

Facsimile (212) 503-2879

Email: mcoleman@intermediaadvisors.com

With a copy to (which shall not constitute notice to the Company):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10163

Attention: David M. Wilf, Esq.

Facsimile: (212) 351-6277

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

14. Certain Definitions. When used herein, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

“Board” shall mean the Board of Managers of the Company.

“Cause” shall mean with respect to Executive one or more of the following: (A) Executive’s willful and continued failure to perform his duties, (B) Executive’s engaging in gross misconduct that is injurious to the Company or any Subsidiary, monetarily or otherwise, (C) dishonesty or bad faith in the performance of Executive’s duties, (D) conviction of, or plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude, (E) Executive’s malfeasance or gross misconduct in connection with his duties, (F) Executive’s material failure to follow lawful directives of the Board, (G) Executive’s material breach of this Agreement, or (H) Executive’s breach of any material written policy of the Company; provided, however, that (A), (B), (F), (G) and (H) shall not constitute grounds for Cause unless Executive fails to cure such action within 30 days of the Board providing written notice of its intent to terminate Executive for Cause pursuant to such grounds.

“Good Reason” means, if such event occurs without Executive’s consent in writing, (A) a reduction in the Base Salary or annual target bonus opportunity, (B) an adverse change in Executive’s title or reporting relationship not permitted by Section 1 hereof, (C) a requirement that Executive relocate outside the New York City metropolitan area before the first anniversary of the Effective Date, (D) a material failure by the Company to pay amounts due under this Agreement, or (E) a material reduction in Executive’s duties or responsibilities (including, without limitation, removal of Executive as a voting member of the Board), and with respect to (A), (B), (D) and (E) is not cured by the Company within 30 days of the Company’s receipt of written notice from Executive with respect to the grounds constituting Good Reason. For the avoidance of doubt, Good Reason shall not exist solely because the Company becomes a subsidiary of another company that is an Affiliate of InterMedia Partners VII, L.P. and/or any other entity or entities managed by InterMedia Advisors, LLP.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Severance Period” shall have the meaning specified in Section 4(b)(i).

“Subsidiary” means any majority-owned subsidiary of the Company.

“Termination Date” shall mean the date on which Executive’s employment ends as determined by Section 2 or Section 4(a).

“Without Cause” shall have the meaning specified in Section 4(a)(v).

15. Severability/“Blue-Penciling”. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Any provision of this Agreement which is invalid and unenforceable under applicable law but may be rendered valid and enforceable by modification (“blue-penciling”) shall be subject to such modification by the appropriate court, which shall modify the Agreement to the minimum extent necessary to achieve such validity and enforceability.

16. Complete Agreement. This Agreement, and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

19. Arbitration. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. There shall be one arbitrator who shall be appointed by the respective parties or, failing agreement, by the American Arbitration Association in New York. The arbitration shall be held in the City of New York, State of New York, U.S.A., and the arbitrator shall apply the substantive law of the State of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the United States Arbitration Act. Disputes about arbitration procedure shall be resolved by the arbitrator or failing agreement, by the American Arbitration Association in New York. Except as provided in Section 7, the award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction. The prevailing party shall be entitled to an award of reasonable attorney’s fees but no party shall be entitled to punitive damages hereunder. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief, security or other equitable remedies from any federal court in New York, New York or any other court of competent jurisdiction in furtherance of the arbitration proceedings.

20. Governing Law/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the laws of the State of New York other than principles of law that would apply the law of another jurisdiction. The parties agree that this Agreement was made and entered into in the State of New York and, subject to Section 19, each party hereby consents to the jurisdiction of any competent federal or state court within New York, New York to hear any dispute arising out of this Agreement.

21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate Executive’s employment for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

22. Headings. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INTERMEDIA OUTDOORS, INC.

By:	/s/ Leo Hindery, Jr.
Name: Leo Hindery, Jr.
Title: Authorized Signatory

/s/ JEFFREY PARO
JEFFREY PARO

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Extension”), dated as of January 31, 2010, by and between INTERMEDIA OUTDOORS, INC. (the “Company”) and JEFFREY PARO (the “Executive”).

W I T N E S S E T H:

WHEREAS, the parties entered into that certain Executive Employment Agreement dated as of January 31, 2007 (the “Employment Agreement”) (all terms not otherwise defined herein have the meanings given in the Employment Agreement); and

WHEREAS, the parties desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Term. The first sentence of Section 2 is amended by deleting the date “January 31, 2010” and inserting in lieu thereof the date “January 31, 2011”.

2. Base Salary. The Base Salary for the year commencing January 1, 2010 shall be deemed to be Three Hundred Seventy-Three Thousand Two Hundred Eighty-Six Dollars ($373,286), and any increases otherwise referred to in Section 3(a) for such year shall be deemed waived.

3. Bonus. The provisions in Section 3(b) are amended by deleting the text thereof and inserting in lieu thereof the following:

“The Board may establish an executive incentive compensation plan on such terms and conditions as the Board determines in its sole discretion.”

4. Non-Compete Period. Section 7b shall be amended by deleting the period and adding at the end thereof, the following language:

“and, in such event, the Non-Compete Period applicable to Section 7(a)(ii) shall be three (3) months following the end of the Term.”

5. Acknowledgment. The Company and Executive each acknowledge and agree that except as amended, the provisions of the Agreement shall remain in full force and effect and the Agreement, as amended hereby, is a binding obligation of each of the parties. The Agreement, as amended hereby, may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties, and there are no unwritten oral agreements between the parties. No modification, rescission, waiver, release or amendment of any provision of the Agreement or this Amendment shall be made, except by a written agreement signed by the Company and Executive.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first above written.

INTERMEDIA OUTDOORS, INC.

By:	/s/ David Koff
David Koff, Director

By:	/s/ JEFFREY PARO
JEFFREY PARO

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Extension”), dated as of January 31, 2011, by and between INTERMEDIA OUTDOORS, INC. (the “Company”) and JEFFREY PARO (the “Executive”).

W I T N E S S E T H:

WHEREAS, the parties entered into that certain Executive Employment Agreement dated as of January 31, 2007, as amended by that certain First Amendment to Employment Agreement dated as of January 31, 2010 (the “Employment Agreement”) (all terms not otherwise defined herein have the meanings given in the Employment Agreement); and

WHEREAS, the parties desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Term. The first sentence of Section 2 is amended by deleting the date “January 31, 2011” and inserting in lieu thereof the date “January 31, 2012”.

2. Base Salary. The Base Salary for the year commencing January 1, 2010 shall be deemed to be Three Hundred Ninety One Thousand Nine Hundred Fifty Dollars ($391,950), and any increases otherwise referred to in Section 3(a) for such year shall be deemed waived.

3. Acknowledgment. The Company and Executive each acknowledge and agree that except as amended, the provisions of the Employment Agreement shall remain in full force and effect and the Employment Agreement, as amended hereby, is a binding obligation of each of the parties. The Employment Agreement, as amended hereby, may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties, and there are no unwritten oral agreements between the parties. No modification, rescission, waiver, release or amendment of any provision of the Employment Agreement or this Extension shall be made, except by a written agreement signed by the Company and Executive.

IN WITNESS WHEREOF, the parties have hereunto executed this Extension as of the day and year first above written.

INTERMEDIA OUTDOORS, INC.

By: /s/ Peter Kern

       Peter Kern, Director

By: /s/ Jeffrey Paro

       JEFFREY PARO

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (“Extension”), dated as of January 31, 2012, by and between INTERMEDIA OUTDOORS, INC. (the “Company”) and JEFFREY PARO (the “Executive”).

W I T N E S S E T H:

WHEREAS, the parties entered into that certain Executive Employment Agreement dated as of January 31, 2007, as amended by that certain First Amendment to Employment Agreement dated as of January 31, 2010 and Second Amendment to Employment Agreement dated as of January 31, 2011 (the “Employment Agreement”) (all terms not otherwise defined herein have the meanings given in the Employment Agreement); and

WHEREAS, the parties desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Term. The first sentence of Section 2 is amended by deleting the date “January 31, 2012” and inserting in lieu thereof the date “January 31, 2013”.

2. Base Salary. The Base Salary for the year commencing January 1, 2010 shall be deemed to be Three Hundred Seventy-Three Thousand Two Hundred Eighty-Six Dollars ($391,950), and any increases otherwise referred to in Section 3(a) for such year and thereafter shall be deemed waived.

3. Acknowledgment. The Company and Executive each acknowledge and agree that except as amended, the provisions of the Employment Agreement shall remain in full force and effect and the Employment Agreement, as amended hereby, is a binding obligation of each of the parties. The Employment Agreement, as amended hereby, may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties, and there are no unwritten oral agreements between the parties. No modification, rescission, waiver, release or amendment of any provision of the Employment Agreement or this Extension shall be made, except by a written agreement signed by the Company and Executive.

IN WITNESS WHEREOF, the parties have hereunto executed this Extension as of the day and year first above written.

INTERMEDIA OUTDOORS, INC.

By:	/s/ Peter Kern
Peter Kern, Director

By:	/s/ JEFFREY PARO
JEFFREY PARO

EXECUTION COPY

November 14, 2012

Jeffrey Paro

InterMedia Outdoors, Inc.

512 Seventh Avenue

New York, NY 10018

Re: Modification to Employment Agreement

Dear Jeffrey:

As you know, InterMedia Outdoor Holdings, Inc., a Delaware corporation (“Parent”), Outdoor Merger Sub, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent (“IM Merger Sub”), Outdoor Merger Corp., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent, Outdoor Channel Holdings, Inc., a Delaware corporation, and InterMedia Outdoors Holdings, LLC, a Delaware limited liability company (“IMOH LLC”), intend to enter an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, IM Merger Sub will merge with and into IMOH LLC, and IMOH LLC will become a wholly owned subsidiary of Parent (the “Merger”).

This letter agreement (“Agreement”) serves to supplement and clarify your Executive Employment Agreement with InterMedia Outdoors, Inc. (the “Company”), dated as of January 31, 2007, as amended by that certain First Amendment to Employment Agreement dated as of January 31, 2010, that certain Second Amendment to Employment Agreement dated as of January 31, 2011 and that certain Third Amendment to Employment Agreement dated as of January 31, 2012 (the “Employment Agreement”), to become effective upon the consummation of the Merger. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Employment Agreement.

Accordingly, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, the Company and you hereby agree as follows, subject to and effective upon the consummation of the Merger:

1. Term. The first sentence of Section 2 of the Employment Agreement is amended by deleting the date “January 31, 2013” and inserting in lieu thereof the date “January 31, 2014”. In addition, the Employment Agreement shall automatically renew for additional one year periods on the same terms and conditions unless either you or Parent delivers written notice of an election not to renew the Employment Agreement at least 90 days prior to the last day of the then-current Term.

2. Position; Reporting. Immediately following the consummation of the Merger, your title at Parent will be President, Publishing, Integrated Media and Branded Content, and your title at the Company will be Chief Executive Officer, in each case reporting directly to the Chief Executive Officer of Parent. In addition, you acknowledge that you shall cease to be a member of the Board of Directors of the Company.

3. Base Salary; Target Bonus. Immediately following the consummation of the Merger, (i) your Base Salary shall be deemed to be Four-Hundred Thousand Dollars ($400,000) and any increase otherwise referred to in Section 3(a) of the Employment Agreement shall be deemed waived and (ii) your target annual bonus (subject to meeting applicable performance criteria and such other terms and conditions of the bonus plan as established by Parent) shall be 50% of your Base Salary.

4. Revised Severance Provisions.

(a) Clause (A) of the first sentence of Section 4(b)(i) of the Employment Agreement is hereby amended to read as follows: “(A) receive the then current Base Salary payable in regular installments pursuant to the Company’s normal payroll practices, for a period of time equal to the longer of the remainder of the then current Term and three (3) months following the Termination Date (the “Severance Period”)” .

(b) Section 4(b)(ii) of the Employment Agreement is hereby amended to provide that (i) clause (A) of the first sentence thereof shall no longer apply and (ii) the last sentence thereof is deleted.

(c) Section 4(b)(iii) of the Employment Agreement is hereby amended by deleting the phrase: “(or, if Section 4(b)(ii) applies, the 3-month period specified therein)”.

5. Post-Merger Equity Grant. As soon as practicable following the consummation of the Merger, you will be granted (i) options to acquire 350,000 shares of Parent common stock (“Options”), and (ii) 35,000 Parent restricted stock units (“RSUs”), in each case under Parent’s equity incentive plan (the “Parent Equity Plan”) to be established following the date hereof and effective upon the consummation of the Merger. The Options will have an exercise price per share equal to the fair market value of a share of Parent common stock on the date of grant.

Subject to your continued employment on each applicable vesting date below, the Options and RSUs shall vest on the vesting dates shown in the chart below, and shall otherwise be subject to the terms of the Parent Equity Plan:

Vesting Date	Cumulative Options Vested	Cumulative RSUs Vested
3-month anniversary of Merger	29,166	2,916
6-month anniversary of Merger	58,333	5,833
9-month anniversary of Merger	87,500	8,750
1-year anniversary of Merger	116,666	11,666
2-year anniversary of Merger	233,333	23,333
3-year anniversary of Merger	350,000	35,000

Except as provided below, no Options or RSUs shall vest on any date other than the vesting dates specified above. Any Options or RSUs that are not vested at the time of termination of your employment shall be forfeited; provided, that if your employment is terminated following the 1-year anniversary of the Merger (i) by the Company other than for Cause, and other than due to death or disability, or (ii) by you for Good Reason, then you will be immediately vested on a cumulative basis as of the date of termination of your employment in the Applicable Percentage of Options and the Applicable Percentage of RSUs. For purposes of this Agreement, the “Applicable Percentage” means the quotient obtained by dividing the number of days continuously employed with the Company from the consummation of the Merger through and including the date of termination of employment, by 1,095. For illustrative purposes only, if your employment were terminated by the Company other than for Cause on the 18-month anniversary of the Merger, you would vest in an additional 58,334 Options (175,000 minus 116,666), and an additional 5,834 RSUs (17,500 minus 11,666) on the date of termination of your employment, and the remaining 175,000 unvested Options and 17,500 unvested RSUs would be forfeited.

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6. No Good Reason. You acknowledge and agree that you shall not have Good Reason to terminate your employment as a result of (i) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and/or (ii) the change in your position, duties and responsibilities and reporting relationships as set forth above arising from the foregoing.

7. Treatment of Equity and Incentive Compensation. You acknowledge and agree that (i) your Class E Units in IMOH shall be converted into a number of shares of Parent common stock as set forth in the Merger Agreement, and such shares of Parent common stock shall be issued to you without restriction on transfer, subject to applicable securities laws and (ii) no amounts shall be payable to you in respect of your interest in IMOH’s Executive Sale Bonus Plan, which shall terminate upon the consummation of the Merger.

8. Section 409A. The Employment Agreement is further amended by adding the following language as a new Section 23 thereof:

“Section 23. Section 409A of the Code.

(a) For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.

(b) Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c) Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Executive 61 days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), provided that Executive executes, if required by Section 4(b)(iii), the release described therein, within 60 days following his “separation from service.” Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

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(d) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.”

9. Assignment to Parent. Effective upon the consummation of the Merger, Parent shall become a party to the Employment Agreement as amended hereby. In addition, references throughout the Employment Agreement to “the Company” shall be deemed to refer also to Parent in light of your performance of services for Parent and the Company, including specifically Sections 5, 6, 7, 8 and 11, and such other provisions except to the extent the context would clearly require otherwise.

The Company, Parent and you each acknowledge and agree that except as amended hereby, the provisions of the Employment Agreement shall remain in full force and effect and the Employment Agreement, as amended hereby, may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties, and there are no unwritten oral agreements between the parties. No modification, rescission, waiver, release or amendment of any provision of the Employment Agreement or this Agreement shall be made, except by a written agreement signed by the Company, Parent and you. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the laws of the State of New York other than principles of law that would apply the law of another jurisdiction. The parties agree that this Agreement was made and entered into in the State of New York and, subject to the provisions of Section 19 of the Employment Agreement (“Arbitration”) which shall control, each party hereby consents to the jurisdiction of any competent federal or state court within New York, New York to hear any dispute arising out of this Agreement. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement will automatically terminate without any action on the part of any person or entity and be void ab initio if the Merger Agreement is terminated in accordance with its terms, and neither the Company, Parent nor any other person or entity shall have any liability to you under this Agreement if the Merger is not consummated.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

INTERMEDIA OUTDOORS, INC.

By:	/S/ PETER KERN
Name: Peter Kern
Title: Director

INTERMEDIA OUTDOOR HOLDINGS, INC.

By:	/S/ INTERMEDIA OUTDOOR HOLDINGS, INC.
Name:
Title:

/S/ JEFFREY PARO
JEFFREY PARO

Signature Page to Amendment of Paro Employment Agreement